Exhibit 10.13

English Summary of a lease agreement dated August 28, 2018 (the “Lease”) by and between GXQ Industrial Park management Ltd. (the “Landlord”) and Sonim Technologies (Shenzhen) Limited (“Sonim”)

•	Leased Property: the Lease is for the purpose of warehousing, with its address: room at B205, Building #1, Phase #2, DaQian Industrial Park, BaoAn district, ShenZhen, China

•	Term: The term started at October 1, 2018 and will end on February 20, 2021

•	Deposit: Sonim must provide a bank guarantee in the amount of RMB 39,968 for securing its obligations.

After lease expiration, the Landlord will return the guarantee to Sonim.

•	Permitted Use: The permitted use is for warehousing.

•	Sublease: Sonim is not allowed to sublease the property.

•	Rent:

Rent rates: based on the rental area of 341.32 square meters.

From October 1, 2018 to April 9, 2019, RMB 58.55 per square meter, with a total monthly rent of RMB 19,984.29

From April 10, 2019 to February 20, 2021, RMB 95 per square meter, with a total monthly rent of RMB 32,425.40

Property management fee of RMB 8 per square meter.

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Insurances, Liability, Maintenance: The Landlord will maintain insurance against fire, storm, hail and water damage to the building, and Sonim will maintain insurance against the office equipment and fitting.

Sonim will maintain third party insurance to cover the damage of its relatives, employees or visitors.

Landlord is obliged to maintain the facility for normal usage.

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Modifications to leased Premises: Sonim is permitted to effect modifications to the leased premises only with the prior written approval of the Landlord. Sonim and the Landlord will agree on the costs, reimbursement and potential obligations to build-back modifications.